EXHIBIT 3.2


                             UNITED MORTGAGE TRUST
                                    BYLAWS
                           AS ADOPTED AUGUST 6, 1996



I. More than one office may be held by the same person except that a person may not serve as both President and Vice President.


II. Bylaws may be amended at any time by a majority of all trustees after ten days written notice of proposed changes.